                                                                   Exhibit 10.27

Note: Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC. The location of the omitted confidential information is indicated herein by "[****]."

                              ENGAGEMENT AGREEMENT

     THIS ENGAGEMENT AGREEMENT ("Agreement") is made and entered into as of the 12th day of March, 1993, by and between:

     (i) GENERAL AMERICAN LIFE INSURANCE COMPANY--GROUP PENSION, a mutual life insurance company with its principal office at 700 Market Street, St. Louis, Missouri 63101 (Mailing Address: P.O. Box 396, St. Louis, Missouri 63166 ("Client"); and

     (ii) ANALYTICAL RISK MANAGEMENT, LTD., a Kentucky limited partnership with its principal office at 239 S. Fifth Street, Suite 614, Louisville, Kentucky 40202 ("ARM").

RECITALS:

     A. Client is a line of business of a mutual life insurance company domiciled in Missouri and engaged in the life insurance business, either directly or through one or more Affiliates (as defined in Section 15 hereof).

     B. ARM is a limited partnership created primarily for the purpose of providing various investment, integrated asset-liability management, and other services to insurance companies and other institutions.

     C. ARM desires to provide various services to Client, and Client desires to obtain such services from ARM, all upon the terms and conditions set forth herein.

AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

     1. Engagement and Term. In accordance with and subject to the terms and conditions of this Agreement, Client hereby engages ARM to work with Client in designing, developing, and marketing a floating rate guaranteed interest contract product in accordance with the specifications and parameters set forth in Section 2 hereof (the "GIC Product"), and to provide various portfolio strategy, administrative, and asset-liability modeling services (but not any securities trading or investment management or investment accounting services) in connection with such GIC Product, and ARM hereby accepts such engagement, for an initial term beginning on the date hereof and ending at 12:00 midnight on December 31,1995 ("Initial

Term"), unless sooner terminated as hereinafter provided. This Agreement shall be automatically renewed and extended for successive periods of one (1) calendar year each ("Additional Terms") following the expiration of the Initial Term or last Additional Term, as applicable, unless either party gives notice to the other party not less than 60 days prior to the end of such Initial Term or Additional Term that it desires to have the Agreement terminate at the end thereof (subject to sooner termination as hereinafter provided) (the Initial Term together with all Additional Terms, as applicable, are hereinafter collectively referred to as the "Term").

     2. Design, Development, and Implementation of GIC Product.

          (a) Design and Development of GIC Product. ARM shall work with Client to design and develop the GIC Product in accordance with the following general specifications and parameters:

     o    Client guarantee of principal and interest.
     o Interest rate reset monthly, based on 106% of 3-month LIBOR (London Interbank Offered Rate).
     o    Minimum and maximum deposit levels established and stated in Contract.
     o    Book value withdrawals permitted and payable within 30 days.
     o Contract terminable by Client upon 90 days notice or by contractholder upon 30 days notice.
     o Client to have right to change interest rate index after the first year upon 90 days prior written notice to contractholders.
     o Any other features or modifications mutually agreed upon by the parties.

     (b) Preparation and Filing of Contract. ARM and Client shall cooperate in preparing, or causing to be prepared, a form of contract ("Contract") to be issued by Client regarding the GIC Product and in complying with all applicable filing requirements and other compliance matters. The GIC Product shall be issued in the name of Client. Each party shall bear its own legal costs or other expenses in connection with the preparation of the Contract, except that the expenses associated with the printing of the Contract and state filing fees shall be borne by Client.

     (c) Designated Affiliate of Client. Subject to the provisions hereof, at any time during the Term, Client may grant or assign to any one or more of its qualified Affiliates (as defined in Section 15 hereof) (a "Designated Affiliate") all or any part of Client's rights, title, or interests under this Agreement (subject, however, to Client's duties and obligations under this Agreement with respect thereto), including, but not limited to, Client's right to issue Contracts as to the GIC Product, which designations may be revoked or revised by Client at any time on a prospective basis. Any such designation, or revision thereof, shall be effective upon (i) receipt by ARM of a written instrument (in form and substance reasonably acceptable to ARM) executed by Client and the Designated Affiliate providing for such designation or revision thereof, any limitations or restrictions by Client on the extent of such designation, and the acceptance by such Affiliate of all applicable provisions of this Agreement, and (ii) the consent of ARM to such designation or revision thereof, which consent shall not be unreasonably withheld. Any revocation of a designation shall be effective upon receipt of written notice of

Accordingly,
revocation by ARM. To the extent that any revocation or revision results in any rights, title, or interests of Client under this Agreement no longer being vested in a Designated Affiliate, such rights, tide, or interests shall revest in or be retained by Client (and Client shall be subject to all duties and obligations under this Agreement with respect thereto). All references to "Client" in this Agreement shall be deemed to mean or include, as the case may be, any one or more "Designated Affiliates" to the extent applicable.

     3. Marketing and Distribution of the GIC Product.

          (a) Marketing and Distribution Authority. During the Term, each of ARM and Client may sell, market, and distribute the GIC Product through its respective employees, agents, and representatives. Subject to the general review, supervision, and final approval of Client, ARM shall have primary responsibility for designing and developing marketing and presentation materials for use by ARM or Client with respect to the GIC Product, which materials shall be printed and produced by Client or by ARM at Client's expense. In connection with the marketing and sale of the GIC Product, Client shall establish such underwriting guidelines and perform such client or plan due diligence on potential contractholders as Client may deem advisable.

          (b) Maximum Deposit Levels. Each calendar year, Client shall establish, by written notice to ARM, a maximum contractholder deposit level to apply with respect to the GIC Product during such calendar year ("Maximum Deposit Level"). The Maximum Deposit Level may be revised on a prospective basis by Client at any time by delivery to ARM of written notice of such revision. Without the prior consent of Client, ARM shall not sell on Client's behalf any Contract as to the GIC Product if the sale of such Contract would increase the total amount of contractholder deposits held by Client at such time with respect to the GIC Product to an amount which is greater than the Maximum Deposit Level then in effect. The establishment or revision of any Maximum Deposit Level with respect to the GIC Product at any time shall not require a reduction of any contractholder deposit balances existing at such time. ARM and Client shall cooperate in all reasonable ways so as to facilitate their monitoring of contractholder deposit levels and sales with respect to the GIC Product.

          (c) Deposits. All deposits from contractholders with respect to the GIC Product issued on behalf of Client shall be deposited by wire transfer from the contractholders directly to such bank accounts in the name of Client as Client may direct.

     4. Contractholder Administration Services. During the Term, ARM shall generally serve as the primary contact with contractholders and potential contractholders with respect to deposits and withdrawals as to the GIC Product, and, generally, communications from contractholders or potential contractholders shall be directed or referred to ARM. Client shall have responsibility for all contractholder administration services necessary or appropriate with respect to the GIC Product, including, but not limited to, the maintenance of necessary accounting or other records, the processing of benefit payments and withdrawals, and the furnishing to contractholders of statements, reports, and notifications of interest rate resets. ARM and Client shall mutually establish, and revise as necessary from time to time, such protocols, procedures, and interfaces as may be necessary or appropriate to facilitate each party's performance of such party's services and duties under this Section 4. Except as may be otherwise agreed in writing by ARM and Client, all underwriting activities and sales shall be subject to Client's final approval and nothing in this Section 4 shall be construed as limiting such final approval rights of Client.

     5. Portfolio and Asset-Liability Advisory Services. ARM shall provide strategic and tactical advice to Client regarding the initial development, and revision from time to time as necessary, of a model or benchmark asset portfolio strategy for the GIC Product and regarding tactics designed to add value to such benchmark portfolio. Client will give due consideration of any such advice in structuring portfolio investment strategy for the GIC Product and Client may implement such recommendations as determined appropriate by Client. In addition, if requested by Client, ARM shall consult with Client as to the establishment of target surplus or other matters regarding the GIC Product. ARM and Client shall mutually establish, and revise as necessary from time to time, such protocols, procedures, and interfaces as may be necessary or appropriate to facilitate ARM's performance of ARM's services and duties under this Section 5.

     6. Records, Reports, Audits, Examinations and Meetings.

          (a) Records and Reports. ARM shall maintain separate records with respect to matters handled by ARM as to Client and its Affiliates pursuant to this Agreement. Client shall be entitled to receive such detailed management reports from ARM as Client may reasonably request regarding any matters handled by ARM regarding Client pursuant to this Agreement. ARM shall be entitled to receive such detailed reports from Client as ARM may reasonably request regarding investment activities as to the GIC Product and regarding the Product Fund Balance (as hereinafter defined in Section 15(l)), and records with respect thereto, maintained by Client or its Affiliates pursuant to this Agreement.

          (b) Audits and Examinations. Client shall have the right and authority at any time and from time to time to inspect, examine or audit, at Client's expense, any contractholder records or other records and information maintained by or under the control or management of ARM pursuant to this Agreement in the name of, or with respect to, Client. ARM shall have the right and authority at any time and from time to time to inspect, examine or audit, at ARM's expense, any records and information maintained by or under the control or management of Client or any Affiliate of Client with respect to the GIC Product, and any investment activities and the Product Fund Balance with respect thereto.

          (c) Meetings. During the Term, ARM and Client shall schedule periodic meetings to discuss the activities of each pursuant to this Agreement, and each party agrees to meet with the other at any time upon reasonable request to do so by the other party.

     7. Compensation to ARM.

          (a) Quarterly, Base Management Fee. In addition to all other compensation provided for under this Agreement with respect to each full or partial calendar quarter, ARM shall be entitled to receive a quarterly base management fee ("Base Management Fee") equal to the sum of:

          (i) The product of:

               (A) The excess, if any, of (1) the Average Quarterly Contractholder Account Balance (as defined in Section 15 hereof) with respect to such quarter regarding the GIC Product, over (2) the Total Contractholder Account Balance regarding the GIC Product as of the beginning of the calendar year in which such quarter occurs,

               Multiplied by

               (B) [***]%,

          plus

          (ii) The product of:

               (A) An amount equal to the lesser of (1) the Average Quarterly Contractholder Account Balance with respect to such quarter regarding the GIC Product, or (2) the Total Contractholder Account Balance regarding the GIC Product as of the beginning of the calendar year in which such quarter occurs,

               Multiplied by

               (B) [***]%.

As soon as reasonably practicable after the end of each quarter, Client shall submit to ARM an accounting of such quarterly Base Management Fee and shall distribute such amount to ARM.

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

================================================================================

                                 Illustrations

The application of the foregoing rates and calculations may be illustrated by the following examples:

     First Year Assumptions and Results (1993): Assume that the first year during which the GIC Product is issued is 1993, and that the GIC Product account balances increase by $100 million on a ratable basis during such year. Accordingly, the Average Quarterly Contractholder Account Balance during the four quarters of such year would be $12.5 million, $37.5 million, $62.5 million, and $87.5 million, respectively, and because this is the first year, the Total Contractholder Account Balance regarding the GIC Product as of the beginning of 1993 would be zero. Under these assumptions, ARM's Base Management Fees for the four quarters of 1993 would be $[***] [[***]% x $12.5 million], $[***] [[***]% x
$37.5 million], $[***] [[***]% x $62.5 million], and $[***] [[***]% x $87.5 million], respectively. All of such amounts would arise pursuant to Section 7(a)(i) because the calculation under Section 7(a)(ii) for each quarter would equal [***].

     Second Year Assumptions and Results (1994): Assume that the GIC Product account balances increase by $150 million on a ratable basis during 1994, the second year of sales. Accordingly, the Average Quarterly Contractholder Account Balance during the four quarters of such year would be $118.75 million, $156.25 million, $193.75 million, and $231.25 million, respectively, and the Total Contractholder Account Balance regarding the GIC Product as of the beginning of 1994 would be $100 million. Under these assumptions, ARM's Base Management Fees for the four quarters of 1994 would be equal to the totals of (i) the amounts computed pursuant to Section 7(a)(i)--$[***]
[[***]% x ($118.75 million - $100 million) = $[***]], $[***]
[[***]% x ($156.25 million - $100 million) = $[***]], $[***]
[[***]% x ($193.75 million -$100 million) = $[***]], and $[***]
[[***]% x ($231.25 million - $100 million) = $[***]], respectively, and
(ii) the amounts computed pursuant to Section 7(a)(ii)--$[***] in each case [[***]% x $100 million = $[***]].
Accordingly, ARM's Base Management Fees for the four quarters of 1994 would be $[***], $[***], $[***], and
$[***], respectively.

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

================================================================================

          (b) ARM Annual Profit Share. In addition to all other compensation provided for under this Agreement, with respect to each full or partial calendar year, ARM be entitled to receive an annual profit share ("ARM Annual Profit Share") equal to:

          The sum of:

          (i) [***]% of (A) minus (B), where:

               (A) equals the Total Annual Profit/Loss (as defined in Section 15 hereof) with respect to such year regarding the GIC Product; and

               (B) equals the Client Floor (as defined in Section 15 hereof) with respect to the GIC Product,

          Plus

          (ii) The ARM Annual Profit Share with respect to the year immediately preceding the subject year if such ARM Annual Profit Share with respect to such immediately preceding year is an amount less than zero ("Loss Carryover").

Except by way of the offset of a Loss Carryover as hereinabove provided, ARM shall not be required to pay or otherwise bear the burden of any failure of the Total Annual Profit/Loss or ARM Annual Profit Share in any year to exceed zero or the failure of the Total Annual Profit/Loss in any year to exceed the Client Floor in such year.

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

================================================================================

                                 Illustrations

The application of the foregoing rates and calculations may be illustrated by the following examples:

Example 1 (No Loss Carryover Year):

     Assume that (i) the first year during which the GIC Product is issued is 1993, (ii) the GIC Product account balances increase by $100 million on a ratable basis during 1993, and (iii) the Total Annual Profit/Loss for 1993 equals $500,000 (assumed to be equal to 100 bps on average GIC Product account balances throughout the year of $50 million). In such event, the Client Floor for 1993 would be $[***] [[***]% x $50 million = $[***]] and the excess of the Total Annual Profit/Loss for 1993 over the Client Floor would be a profit of $[***] [$500,000 - $[***] = $[***]]. Accordingly, the ARM Profit Share for 1993 would be $[***] [[***]% x $[***] = $[***]].

     Similarly, assume that (i) the GIC Product account balances increase by $150 million on a ratable basis during 1994, and (ii) the Total Annual Profit/Loss for 1994 equals $1,750,000 (assumed to be equal to 100 bps on average GIC Product account balances throughout the year of $175 million). In such event, the Client Floor for 1994 would be $[***] [[***] x $175 million
= $[***]] and the excess of the Total Annual Profit/Loss for 1994 over the Client Floor would be $[***] [$1,750,000 - $[***] = $[***]].
Accordingly, the ARM Profit Share for 1994 would be $[***] [[***]% x $[***] = $[***]].

     Finally, assume that (i) the GIC Product account balances increase by $200 million on a ratable basis during 1995, and (ii) the Total Annual Profit/Loss for 1995 equals $3,500,000 (assumed to be equal to 100 bps on average GIC Product account balances throughout the year of $350 million). In such event, the Client Floor for 1995 would be $[***] [[***]% x $350 million =
$[***]] and the excess of the Total Annual Profit/Loss for 1995 over the Client Floor would be $[***] [$3,500,000 - $[***] = $[***]].
Accordingly, the ARM Profit Share for 1995 would be $[***] [[***]% x $[***]].

     Example 2 (One Loss Carryover Year): Although not expected by the parties, assume that (i) the Total Annual Profit/Loss for 1994 were $1,050,000 (assumed to be equal to 60 bps on average GIC Product account balances throughout the year of $175 million) instead of the $1,750,000 assumed for purposes of Example 1, and (ii) the other assumptions of Example 1 continued to apply. In such event, the ARM Profit Share for 1994 would be a negative < $[***] > [[***]% x ($1,050,000 - $[***]) = < $[***] >], and the ARM Profit Share for 1995
would be $[***] [$[***] + < $[***] > = $[***]], reflecting the absorption of the Loss Carryover of < $[***] > from 1994. In this case, there would be no Loss Carryover to be applied as to 1996.

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

================================================================================

The ARM Annual Profit Share with respect to each year shall be distributed by Client to ARM out of the Product Fund Balance with respect to the GIC Product in quarterly installments as soon as reasonably practicable after the end of each calendar quarter during the year. In such regard, the installment for each calendar quarter other than the fourth calendar quarter of a year shall be determined by Client and ARM in the following manner: (i) first, the ARM Annual Profit Share for the entire year shall be estimated by Client and ARM by a linear extrapolation method based on applicable financial data available with respect to the GIC Product for current and past calendar quarters of such year,
(ii) second, such estimated ARM Annual Profit Share shall be multiplied by a fraction, the numerator of which is the number of elapsed calendar quarters of such year through and including the current calendar quarter and the denominator of which is the number four (4), and (iii) third, the total amount of installments of the ARM Annual Profit Share for such year paid to ARM with respect to prior calendar quarters (net of any repayments of such installments by ARM) shall be subtracted from the product obtained pursuant to the immediately preceding clause (ii), the result of which computation is hereinafter referred to as the "Required Payment"). If the Required Payment is a positive number, Client shall immediately pay such Required Amount to ARM as the installment of the ARM Annual Profit Share with respect to the calendar quarter in question. On the other hand, if the Required Payment is a negative number, ARM shall pay as soon as reasonably practicable the absolute value of such Required Payment to Client as a repayment of overpaid past installments. As soon as reasonably practicable after the end of each year, the actual ARM Annual Profit Share for such year shall be determined by ARM and Client. If the difference between such finally determined amount and the total of all installments of the ARM Annual Profit Share for such year paid to ARM with respect to prior calendar quarters (net of any repayments of such installments by ARM) is a positive number, Client shall pay as soon as reasonably practicable such difference to ARM as the final installment of the ARM Annual Profit Share. If such difference is a negative number, ARM shall as soon as reasonably practicable pay to Client the lesser of (i) the absolute value of such difference and (ii) the total of all installments of the ARM Annual Profit Share for such year paid to ARM (net of any prior repayments of such installments by ARM).

     8. Client Annual Profit Share. The Client Annual Profit Share regarding the GIC Product for each year shall be distributed to Client out of the Product Fund Balance with respect to the GIC Product in quarterly installments as soon as reasonably practicable after the end of each calendar quarter during the year. In such regard, the installments for each calendar quarter shall be estimated or determined, and appropriate payments made in or out of the Product Fund Balance with respect to the GIC Product, in a manner similar to that set forth at the end of Section 7 hereof with respect to installments of the ARM Annual Profit Share for such year.

     9. Representations and Warranties of Client. Client represents and warrants to ARM, as of the date hereof and as of each day throughout the Term, as follows:

          (a) Organization and Existence. Each of Client and any Designated Affiliate of Client is either a mutual life insurance company or a corporation duly organized and validly existing under the laws of the state or country of its domicile or incorporation. Each of them has, and at all times has had, full power and authority to own its properties and conduct its business.

          (b) Authority. Each of Client and any Designated Affiliate of Client has full power and authority, corporate and otherwise, to enter into, deliver and perform this Agreement. Client's execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly authorized. This Agreement has been duly executed and delivered by Client and constitutes the legal, valid and binding obligation of Client, enforceable in accordance with the terms and conditions hereof.

          (c) Licensing. Each of Client and any Designated Affiliate of Client is properly authorized and licensed to write guaranteed interest contracts or other group annuity products in all states and the District of Columbia, except New York, as well as any other jurisdictions in which it is currently issuing policies.

     10. Representations and Warranties of ARM. ARM represents and warrants to Client, as of the date hereof and as of each day throughout the Term, as follows:

          (a) Organization and Existence. ARM is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Kentucky. ARM has, and at all times has had, full power and authority to own its properties and conduct its business.

          (b) Authority. ARM has full power and authority to enter into, deliver and perform this Agreement. ARM's execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly authorized. This Agreement has been duly executed and delivered by ARM and constitutes the legal, valid and binding obligation of ARM, enforceable in accordance with the terms and conditions hereof.

          (c) Change of Partners. ARM shall comply with all applicable provisions of the Investment Advisers Act of 1940, as amended, including, but not limited to, the requirement that ARM give notice to Client of any change in the partners of ARM and the requirement that ARM not assign the Agreement without the prior consent of Client.

     11. Early Termination by Notice. At any time, either party hereto may, in its sole discretion, terminate this Agreement prior to expiration of the Term by delivering to the other party hereto at least 60 days' prior written notice of termination, in which case this Agreement shall terminate 60 days after the date such notice is received unless a later date of termination is specified therein.

     12. Continuation of Services and/or Fees Under Certain Circumstances; Restrictions on Marketing of Similar Products. Notwithstanding any other provision hereof, upon termination of this Agreement by expiration of the Term or otherwise, ARM shall continue to perform its contractholder administration services and portfolio and asset-liability advisory services hereunder as to all Contracts with respect to the GIC Product then in force, during a period of eighteen (18) months following the expiration of the Term or the termination of this Agreement prior to expiration of the Term pursuant to Section 11 hereof and shall continue to be entitled to receive all compensation provided for hereunder with respect thereto as if the Term had not ended. Furthermore, during the Term and for a period of eighteen (18) months following the expiration of the Term or the termination of this Agreement prior to expiration of the Term pursuant to
Section 11 hereof, any sales by Client, any Affiliate of Client, or any other party for the benefit of Client of the GIC Product or any product which is identical to, or substantially similar to, the GIC Product shall be treated as if the sales of such products were sales of the GIC Product by ARM during the Term of this Agreement and ARM shall be entitled to a quarterly Base Management Fee and an ARM Annual Profit Share with respect to such sales in the same manner as that set forth in Section 7 hereof. If, at any time, the Client elects to put back to any contractholder all or any part of such contractholder's account balance with respect to the GIC Product (as opposed to a withdrawal by such contractholder or a distribution of interest or other income in the ordinary course of business with respect to the GIC Product), then Client shall pay as soon as reasonably practicable a fee (the "Special Fee") to ARM equal to the product of (i) the number three (3), multiplied by (ii) the amount put back to the contractholder, and further multiplied by (iii) [***]%; provided, however, that Client shall not be obligated to pay the aforesaid Special Fee to ARM if the Total Annual Profit/Loss with respect to the GIC Product for the four consecutive calendar quarters immediately preceding the calendar quarter in which Client elects to put back the funds to such contractholder is less than
(x) the Average Annual Reserves with respect to such four-quarter period, multiplied by (y) [***]%.

     13. Remedies on Breach. Each party shall be entitled to all rights and remedies available at law or equity for any breach or default by the other party of its obligations under this Agreement, all such rights and remedies shall be cumulative, and none shall exclude any other right or remedy allowed by law or equity. Said rights and remedies may be exercised and enforced concurrently or successively from time to time to the extent applicable.

     14. No Guarantee of Results. Although ARM will exercise its reasonable best efforts to propose Products which it believes in good faith will perform and sell as contemplated, ARM in no way warrants or guarantees that the GIC Product will sell, generate profits, or otherwise perform as set forth in any product proposal or in any other manner whatsoever. Except for any loss or damage caused by ARM's breach of any of its duties or obligations under this Agreement or by ARM's gross negligence or wilful misconduct in the performance of its duties, obligations, and services under this Agreement, ARM shall not be responsible or liable in any way for any loss or damage whatsoever which may be caused to Client or any of its Affiliates (i) by reason of any deviations or variations in results, performance, profitability or any other aspect from those set forth in any product proposal, (ii) by reason of the failure of the GIC Product or any other product to sell, generate profits or otherwise perform in any particular manner, or (iii) by reason of any changes in any applicable laws, regulations, rules, or procedures, including, but not limited to, any loss or damage whatsoever which may be caused by reason of any errors, deviations or variations in or from any of the various assumptions, estimates, actuarial computations, investment strategies or models used or adopted in connection with the design, development, implementation, operation or continuation of the GIC Product or any other product. Furthermore, ARM shall have no liability or responsibility for any loss, damage or expense caused to Client or any of its Affiliates by reason of any defects or

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

deficiencies in the form or substance of the GIC Product or any other product, regardless whether or not ARM coordinates or performs the drafting, registration or other activities with respect to the preparation and issuance of such product, unless due to ARM's gross negligence or wilful misconduct.

     15. Definitions. For purposes of this Agreement, the following definitions shall apply:

          (a) Affiliate. For all purposes of this Agreement, the term "Affiliate" with respect to any entity ("Subject Party") shall mean any corporation, partnership, trust, mutual life insurance company, or other entity Controlling, Controlled by, or under common Control with, such Subject Party. For all purposes of this Agreement, the term "Control" (including, but not limited to, the terms "Controlled by" and "Controlling," or any variations thereof) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through ownership of voting securities, position of authority, or otherwise.

          (b) Average Annual Reserves. For all purposes of this Agreement, the term "Average Annual Reserves" with respect to any period of four consecutive calendar quarters regarding the GIC Product shall mean an amount equal to the quotient of (i) the sum of the Average Quarterly Reserves with respect to each quarter during such period regarding the GIC Product, divided by (ii) the number four (4).

          (c) Average Quarterly Reserves. For all purposes of this Agreement, the term "Average Quarterly Reserves" regarding the GIC Product with respect to any calendar quarter shall mean an amount equal to the simple average of the Minimum Required Statutory Reserves regarding the GIC Product as of the beginning and the end of such quarter.

          (d) Average Annual Contractholder Account Balance. For all purposes of this Agreement, the term "Average Annual Contractholder Account Balance" regarding the GIC Product with respect to any period of four consecutive calendar quarters shall mean an amount equal to the quotient of (i) the sum of the Average Quarterly Contractholder Account Balances with respect to each quarter during such period regarding the GIC Product, divided by (ii) the number four (4).

          (e) Average Quarterly Contractholder Account Balance. For all purposes of this Agreement, the term "Average Quarterly Contractholder Account Balance" regarding the GIC Product with respect to any calendar quarter shall mean an amount equal to the simple average of the Total Contractholder Account Balances regarding the GIC Product as of the beginning and the end of such quarter.

          (f) Client Annual Profit Share. For all purposes hereof, the term "Client Annual Profit Share" with respect to each full or partial calendar year within the Term regarding the GIC Product shall mean the excess, any, of (i) the Total Annual Profit/Loss (as hereinafter defined) with respect to such year or partial year regarding the GIC Product, over

(ii) the sum of (A) all Base Management Fees paid or due and accrued with respect to such year or partial year based on the Average Quarterly Contractholder Account Balance during such year or partial year regarding the GIC Product, plus (B) the ARM Annual Profit Share, if any, with respect to such year or partial year regarding the GIC Product, plus (C) the commissions, if any, paid or due and accrued to The Laughlin Group with respect to such year or partial year regarding the GIC Product, plus (D) investment expenses withdrawn from the Product Fund Balance for such year or partial year.

          (g) Client Floor. For all purposes of this Agreement, the term "Client Floor" with respect to any calendar year during the Term regarding the GIC Product shall mean an amount equal to the product of (i) the Average Annual Reserves (as defined in Section 15(b) hereof) with respect to such year regarding the GIC Product, multiplied by (ii) [***]%.

          (h) Minimum Required Statutory Reserves. For all purposes of this Agreement, the term "Minimum Required Statutory Reserves" shall mean an amount which does not exceed the Total Contractholder Account Balance for the GIC Product unless Client is legally required by the Department of Insurance of its state of domicile or other regulatory authority to maintain reserves for the GIC Product at an amount greater than such Total Contractholder Account Balance.

          (i) Net Asset Change. For all purposes of this Agreement, the term "Net Asset Change" with respect to any period of four consecutive calendar quarters regarding the GIC Product shall mean an amount equal to the difference (which difference may be a positive or negative number) between (i) the sum of all cash and the amount of all other assets comprising the Product Fund Balance with respect to the GIC Product as of the end of the subject period, all investment expenses withdrawn from the Product Fund Balance during such period, and the total amount of any Base Management Fees and ARM Annual Profit Share payments paid to ARM, and Client Annual Profit Share payments paid to Client during such period in connection with the GIC Product, and (ii) the sum of all cash and the amount of all other assets comprising the Product Fund Balance with respect to the GIC Product as of the end of the four-quarter period immediately preceding the subject period after reduction for all investment expenses, ARM Base Management Fees, ARM Annual Profit Share payments, and Client Annual Profit Share payments due and accrued as of such date in connection with the GIC Product, but paid during the subject period, all as determined in conformity with statutory accounting practices prescribed, or otherwise permitted, by the Department of Insurance of Client's state of domicile. For purposes of Section
(h)(i) above, all withdrawals and payments are determined on the basis of amounts transferred from the Product Fund Balance during the subject period for charges incurred during such period.

          (j) Net Liability Change. For all purposes of this Agreement, the term "Net Liability Change" with respect to any period of four consecutive calendar quarters regarding the GIC Product shall mean an amount equal to the difference (which may be a positive or negative number) between (i) the Minimum Required Statutory Reserves with respect to the GIC Product as of the end of the subject period, and (ii) the Minimum Required Statutory Reserves

[***] This material has been omitted pusuant to a request for confidential treatment filed with the SEC under Rule 406. The omitted material has been filed separately with the SEC.

with respect to the GIC Product as of the end of the period immediately preceding the subject period.

          (k) Net Realized Capital Gain or Net Realized Capital Loss. For all purposes of this Agreement, the term "Net Realized Capital Gain" with respect to the Product Fund Balance for any period of four consecutive calendar quarters shall mean an amount equal to the excess, if any, of (i) the sum of all realized capital gains with respect to the Product Fund Balance during such period, over
(ii) the sum of all realized capital losses with respect to the Product Fund Balance during such period, and, conversely, the term "Net Realized Capital Loss" with respect to the Product Fund Balance in any period of four consecutive calendar quarters shall mean an amount equal to the excess, if any, of (x) the sum of all realized capital losses with respect to the Product Fund Balance during such period, over (y) the sum of all realized capital gains with respect to the Product Fund Balance during such period. The amount of any realized capital gain or capital loss with respect to any period shall be as determined in conformity with statutory accounting practices prescribed, or otherwise permitted, by the Department of Insurance of Client's state of domicile.

          (l) Product Fund Balance. A separate fund balance account shall be maintained by Client for bookkeeping purposes with respect to the GIC Product ("Product Fund Balance"). The Product Fund Balance at any time as to the GIC Product shall be an amount equal to the sum of (i) all deposits received through such time from contractholders by reason of sales of the GIC Product, plus (ii) the gross investment income through such time attributable to such Product Fund Balance (determined in conformity with statutory accounting practices prescribed, or otherwise permitted, by the Department of Insurance of Client's state of domicile), plus or minus, as applicable, (iii) the Net Realized Capital Gain or Net Realized Capital Loss (as defined in Section 15(k) hereof) through such time attributable to such Product Fund Balance (exclusive of any otherwise applicable capital gains tax), and minus (iv) the total of all withdrawals, payments and distributions made out of the Product Fund Balance through such time in accordance with the provisions of this Agreement, including, but not limited to, withdrawals, payments and distributions made through such time in order to satisfy obligations to contractholders or pay Base Management Fees, ARM Annual Profit Shares, Special Fees, commission payments to The Laughlin Group in connection with sales of the GIC Product, Client Annual Profit Shares, or investment expenses. For all purposes of this Agreement, references to "withdrawals," "payments," or "distributions" (or derivations thereof) out of the Product Fund Balance shall mean withdrawals, payments or distributions out of the cash and other assets accounted for under the Product Fund Balance.

          (m) Total Annual Profit/Loss. For all purposes of this Agreement, the term "Total Annual Profit/Less" with respect to the GIC Product for any period of four consecutive calendar quarters shall mean an amount (which amount may be a positive or negative number) equal to (a) the Net Asset Change (as defined in
Section 15(h), 15(i) hereof) for such period with respect to the GIC Product, minus (b) the Net Liability Change (as defined in Section 15(j) hereof) for such period with respect to the GIC Product, minus (c) an amount equal to two-thirds (2/3) of the Net Realized Capital Gain (as defined in Section 15(k) hereof) for such period with respect to the GIC Product, if any, plus (d) an amount equal to two-thirds (2/3) of the Net

Realized Capital Loss (as defined in Section 15(k) hereof) for such period with respect to the GIC Product, if any, plus (e) an amount equal to one-third (1/3) of the Net Realized Capital Gains, if any, with respect to the GIC Product for each of the two four-quarter periods immediately preceding the subject period, minus (f) an amount equal to one-third (1/3) of the Net Realized Capital Losses, if any, with respect to the GIC Product for each of the two four-quarter periods immediately preceding the subject period.

          (n) Total Contractholder Account Balance. For all purposes of this Agreement, the term "Total Contractholder Account Balance" with respect to the GIC Product as of any date shall mean an amount equal to the balances as of such date of all contracts under the GIC Product, based upon contractholder deposits, interest credited, and contractholder withdrawals through such date.

     16. Independent Contractor. It is the intention of the parties hereto that the relationship of ARM created hereby be that of an independent contractor. Neither ARM, nor any of ARM's employees, shall be deemed to be an employee of Client or any Affiliate of Client, nor shall ARM or any of ARM's employees hold themselves out to others as so acting. Neither the Client nor any of its Affiliates shall control the specific manner in which ARM performs its duties.

     17. Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and transmitted to the party to whom such notice, request, demand or other communication is intended to be delivered (i) by personal delivery to such intended recipient, which personal delivery shall be evidenced by a written receipt therefor signed by such recipient, (ii) by United States registered, certified or express mail, return receipt requested, postage prepaid, or by a reputable express delivery service (such as Federal Express, Airborne, Purolator, DHL or United Parcel Service), fees prepaid, addressed to the intended recipient thereof, at the address set forth for such party at the beginning of this Agreement, or at such other address as such party shall furnish in writing to the other party to this Agreement, or (iii) by fax to such intended recipient, receipt of which transmission shall be confirmed by such recipient. All notices, requests, demands and other communications shall be effective upon being personally delivered or delivered by fax and properly receipted or upon being properly addressed and deposited in the United States mail or with a reputable express delivery service in accordance with the foregoing.

     18. Amendment. This Agreement may be modified or amended from time to time with the written consent of both parties.

     19. Waiver. No waiver by any party of any of the provisions of this Agreement, nor any default by any party, shall affect the rights of the waiving or any nondefaulting party thereafter to enforce such provision or to exercise any right or remedy in the event of any other default, whether similar or dissimilar. No waiver shall be binding unless executed in writing by the party making the waiver, nor shall any waiver constitute a continuing waiver.

     20. Captions. Section or paragraph titles, captions, and illustrations or examples contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof.

     21. Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, that certain Engagement Agreement dated November 3, 1992. No supplements, variations, modifications, amendments or changes hereof shall be binding upon any party unless set forth in a document duly executed by such party.

     22. Severability. If any nonmaterial provision of this Agreement, or the application thereof to any individual, entity or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other individuals, entities or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     23. Assignment: Binding Agreement. Except as otherwise provided herein, neither party may assign this Agreement, or any of such party's rights, duties, or obligations under this Agreement, without the prior consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their personal representatives, heirs, successors, and permitted assigns.

     24. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky.

     25. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     26. Further Assurances. Each of the parties hereby agrees to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by it in this Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Agreement throughout the Term.

     27. Other Proposed Products. As Client and ARM may mutually agree from time to time during the Term, ARM shall design and develop written proposals for additional guaranteed interest contracts and other group annuity products or other products to be issued by Client. In such event, during the Term (and during a period of two years thereafter in the case of any such product proposal developed during the last year of the Term), as among ARM, Client and Client's Affiliates, only ARM may sell products which are the same or substantially the same as those set forth in any such product proposal except as otherwise provided pursuant to a specific written agreement between ARM and Client.

                         (Signature Page Alone Follows)

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                               CLIENT:

                               GENERAL AMERICAN LIFE INSURANCE
                               COMPANY-GROUP PENSION

                               By: /s/ E. Tom Hughes
                                   -----------------------------------------
                                   E. Tom Hughes
                                   Executive Vice President - Group Pensions
ATTEST:


By: /s/ Debra J. Ferguson
    ---------------------------
Title: Administrative Assistant

                              ARM:

                              ANALYTICAL RISK MANAGEMENT, LTD.


                              By: /s/ Martin H. Ruby
                                   -----------------------------------------
                                  Martin H. Ruby
                                  Co-Chief Executive Officer
                                  ARM GP, Inc., General Partner


ATTEST:


By: /s/ David M. Roth
    -----------------------------
    David M. Roth, Secretary,
    ARM GP, Inc., General Partner